Exhibit 10.2

FORM OF RESTRICTED STOCK AWARD GRANT AGREEMENT

[DATE]

[Name

Address

Address]

Dear:

Pursuant to the NTELOS Holdings Corp. 2010 Equity and Cash Incentive (the “Plan”), the Plan’s administrative committee (the “Committee”) hereby grants [NUMBER] shares of Restricted Stock, par value $.01 (“Award”). This Award is subject to the applicable terms and conditions of the Plan, which are incorporated herein by reference, and in the event of any contradiction, distinction or difference between this letter and the terms of the Plan, the terms of the Plan will control. All capitalized terms used herein have the meanings set forth herein or in the Plan, as applicable.

Subject to your continued employment with the Company and its Subsidiaries, your Award will fully vest and become non-forfeitable as of [DATE] (“Vesting Date”).

The following enhanced vesting provisions shall also apply to your Award shares in the event your employment with the Company and its Subsidiaries terminates under the circumstances described below before the Vesting Date.

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In the event your employment with the Company is terminated (other than in connection with or in contemplation of a Change in Control) (A) by the Company other than for Cause (as defined in the Plan), (B) by you for Good Reason (as defined below) or (C) on account of your death or Disability (as defined in the Plan), your entire Award shall fully vest and become non-forfeitable immediately prior to your Termination Date.

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In the event the Company terminates your employment with the Company and its Subsidiaries involuntarily and without Cause in contemplation of or within nine (9) months after a Change in Control, as defined in the Plan, then your entire Award will fully vest and become non-forfeitable immediately prior to your Termination Date. Your employment will be considered to have been terminated “in contemplation of” a Change in Control only if the Company makes a public announcement or files a report or proxy statement with the Securities and Exchange Commission disclosing a transaction or series of transactions which, if completed, would constitute a Change in Control and your employment is terminated by the Company without Cause during the period beginning with such announcement or filing and ending on the earlier of (x) the date that the Board, acting in good faith, adopts a resolution stating that the transaction or series of transactions been abandoned or (y) the date that such transaction or series of transactions are completed.

You will not be entitled to receive the benefits of the enhanced vesting provisions if your employment terminates on account of your termination by the Company for Cause or your voluntary resignation other than for Good Reason. For purposes of this Award, “Good Reason” means your voluntary termination of employment with the Company other than on account of Cause, death, Disability or Retirement and based on (1) the assignment to you of duties materially inconsistent with your position and status with the Company as they existed previously, or a substantial diminution in your title, offices or authority, or in the nature of your other responsibilities, as they existed previously; or (2) a material reduction by the Company in your base salary as in effect previously or as your salary may be increased from time to time, without your written consent; or (3) a material reduction by the Company in the target cash bonus payable to you under any incentive compensation plan(s), as it (or they) may be modified from time to time, in effect previously, or a failure by the Company to continue you as a participant in such incentive compensation plan(s) on a basis that is not materially less than your participation previously or to pay you the amounts that you would be entitled to receive in accordance with such plan(s); or (4) the Company requiring you to be based more than fifty (50) miles from the location where you were based previously, except for travel on the Company’s business that is required or necessary to performance of your job and substantially consistent with your business travel obligations previously. Additionally, you must give the Company notice of any event or condition that would constitute “Good Reason” within thirty (30) days of the event or condition which would constitute “Good Reason,” and upon receipt of such notice the Company shall have thirty (30) days to remedy such event or condition, and if such event or condition is not remedied within such thirty (30)-day period, any termination of employment by you for “Good Reason” must occur within sixty (60) days after the period for remedying such condition or event has expired.

By accepting this Award, you agree upon grant of your Award to be bound by the following confidentiality and non-solicitation restrictions:

Confidentiality

You understand and acknowledge that during your employment with the Company, you have been and will be making use of, acquiring or adding to the Company’s Confidential Information (as defined below). In order to protect the Confidential Information, you will not, during your employment with the Company or at any time thereafter, in any way utilize any of the Confidential Information except in connection with your employment by the Company. You will not at any time use any Confidential Information for your own benefit or the benefit of any person except the Company. At the end of your employment with the Company, you will surrender and return to the Company any and all Confidential Information in your possession or control, as well as any other Company property that is in your possession or control. The term “Confidential Information” shall mean any information that is confidential and proprietary to the Company, including but not limited to the following general categories: (a) trade secrets; (b) lists and other information about current and prospective customers; (c) plans or strategies for sales, marketing, business development, or system build-out; (d) sales and account records; (e) prices or pricing strategy or information; (f) current and proposed advertising and promotional programs; (g) engineering and technical data; (h) the Company’s methods, systems, techniques, procedures, designs, formula, inventions and know-how; (i) personnel information; (j) legal advice and strategies; and (k) other information of a similar nature not known or made available to the public or the Company’s competitors. “Confidential Information” shall also include any such information that you may prepare or create during your employment with the Company, as well as such information that has been or may be created or prepared by others. This promise of confidentiality is in addition to any common law or statutory rights of the Company to prevent disclosure of its trade secrets and/or Confidential Information.

Non-Solicitation

While you are employed by the Company and for one (1) year after your Termination Date, you will not, directly or indirectly, solicit or encourage any employee of the Company to terminate employment with the Company; hire, or cause to be hired, for any employment by a competitor, any person who within the preceding 12 month period has been employed by the Company, or assist any other person, firm, or corporation to do any of the foregoing acts. Additionally, while you are employed by the Company and for one (1) year after your Termination Date, you will not, directly or indirectly, sell, attempt to sell, provide or attempt to provide any wireless telecommunication services, including but not limited to internet services, to any person or entity who was a customer or an actively sought prospective customer of the Company, at any time during the Executive’s employment with the Company. Notwithstanding the foregoing, you shall not be deemed to have violated this section to the extent that you are in compliance with the corresponding non-solicitation provisions of your employment agreement, as in effect at the time of any determination.

In the event you breach any of foregoing confidentiality or non-solicitation restrictions, in addition to any contractual or common law right the Company may have against you, you will waive and forfeit any and all rights to any further benefits under this letter or under the Plan and you will repay the Company for any benefit you may have already received under this letter or under the Plan.

Taxes

Under the Internal Revenue Code (the “Code”), your restricted stock grant is taxed as ordinary income when the shares fully vest. Upon vesting of your stock, you will be required to pay applicable withholding tax on the stock’s value prior to the stock being transferred to you. You may be eligible to make a Section 83(b) election to accelerate recognition of the income from this award. You should seek advice from a qualified tax advisor immediately if you are considering this election.

Dividends

Prior to the vesting of your restricted stock, you will be eligible to receive any dividends that are declared. Any applicable dividend checks will be mailed to your address of record. Dividends that you receive on restricted stock are treated as ordinary income (compensation) and not as dividend income. NTELOS will include these payments on your W-2 Wage Statement. If they also are reported on a Form 1099-DIV, Dividends and Distributions, you should list them on Schedule B (Form 1040), with a statement that they have been included as wages on your W-2. Do not include them in the total dividends received. You should consider reviewing page 13 of IRS Publication 525, “Taxable and Non-Taxable Income” for specific instructions on this issue.

Please contact your tax advisor if you have questions on these tax related issues.

Stock Ownership Requirement

The Company has established Common Stock Ownership and Retention Guidelines for Directors and Officers (the “Guidelines”) to emphasize the link between officers and the long-term interests of shareholders of the Company and to enhance the Company’s image by openly communicating to investors, market analysts and the public that officer interests are tied directly to the long-term success of the Company through personal capital investment in Company stock. By accepting this Award, you acknowledge that you have received a copy of the Guidelines and agree to adhere to the terms and conditions contained therein.

By accepting this Award, you acknowledge and agree that you will accumulate and hold shares of the common stock, $.01 par value per share, of the Company pursuant to the Guidelines. If you are promoted into another position, you acknowledge and agree that you will accumulate and hold additional shares pursuant to the Guidelines. Prior to any sale of your stock, you agree to seek clearance and to notify the Company’s General Counsel that you will not go below your target stock ownership level (other than sales to pay taxes permitted by this letter). You are also expected to comply with all relevant securities regulations at the time of any sale of Company stock.

You also agree to certify as the Committee requests whether or not you are in compliance with the Guidelines. You agree that until such time as you have reached your stock ownership guideline, you will hold 100% of the shares of common stock received upon lapse of the restrictions upon restricted stock and upon exercise of stock options (net of any shares utilized to pay for tax withholding and the exercise price of the option, to the extent permitted). You also agree to sell or otherwise dispose of any Company stock you own once your stock ownership level is met only to the extent that your remaining holdings do not fall below the minimum stock ownership level. The Committee in its sole discretion can make hardship exceptions to the Guidelines or to permit sales pursuant to Rule 10b5-1 plans to the extent the Committee deems appropriate. The Committee reserves the right to interpret, modify or terminate the Guidelines at any time except that no such change or modification will adversely affect you without your prior consent.

The Company may impose any additional conditions or restrictions on the Award as it deems necessary or advisable to ensure that all rights granted under the Plan satisfy the requirements of applicable securities laws. The Company shall not be obligated to issue or deliver any shares if such action violates any provision of any law or regulation of any governmental authority or national securities exchange.

The Committee may amend the terms of this Award to the extent it deems appropriate to carry out the terms of the Plan. The construction and interpretation of any provision of this Award or the Plan shall be final and conclusive when made by the Committee.

Nothing in this letter shall confer on you the right to continue in the service of the Company or its Subsidiaries or interfere in any way with the right of the Company or its Subsidiaries to terminate your service at any time, which rights shall be subject to the terms and conditions of any applicable employment agreement or other contractual relationship between you and the Company, if such agreement or other relationship exists.

Please sign and return a copy of this agreement to                     , designating your approval of this letter. This acknowledgement must be returned within thirty (30) days; otherwise, the Award will lapse and become null and void. Your signature will also acknowledge that you have received and reviewed the Plan and that you agree to be bound by the applicable terms of this letter and the Plan.

Very truly yours,

NTELOS HOLDINGS CORP.

[Name]
[Title]

ACKNOWLEDGED AND ACCEPTED

Dated:

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